SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

October 11, 2011
Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-33228	20-0065053
(Commission File Number)	(IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231
(Address of Principal Executive Offices)

Registrant's telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 11, 2011, Zion Oil & Gas, Inc. (the "Company") entered into the Third Amendment to Lease Agreement (the “Lease Amendment”) with Hermosa, L.P., a Texas limited partnership (the "Lessor") for the renewal of the lease of its current office premises in Dallas, Texas, as well as the leasing of additional adjacent space in the building. The lease for the Company’s current office premises is due to expire on October 31, 2011.

Pursuant to the Lease Amendment, the lease term on the existing office space, as well as the additional premises described below, has been extended to October 31, 2015. In addition to the office premises it currently occupies, the Lease Amendment also covers an additional 1,351 rentable square feet in Suite 302 and 1,324 rentable square feet of space in Suite 304. The total rentable area under the Lease Amendment covers 6,458 rentable square feet.

Rent is to be paid on a monthly basis and shall be $6,996.17 per month for each month commencing November 1, 2011 through October 31, 2012; thereafter, $7,534.33 for each month through October 31, 2013; $7,534.33 for each month through October 31, 2014 and $8,072.50 for each month through October 31, 2015. Notwithstanding the foregoing, the parties have agreed that so long as there is no event of default under the Lease Amendment, the monthly payments for Suite 304 in the monthly amount of $1,434.33 through October 31, 2012 and $1,544.67 thereafter through October 31, 2013 are to be abated. Accordingly, assuming an event of default has not occurred, the monthly rent through October 31, 2012 will be $5,561.84 and $5,989.66. The Company is also obligated to pay its pro-rated portion of all operating expenses.

The foregoing is a summary of certain material provisions of the Lease Amendment and is qualified in its entirety by reference to the full text of the Lease Amendment, attached hereto as exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Third Amendment to Lease Agreement dated as of October 11, 2011 between Hermosa, L.P. and Zion Oil & Gas, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: October 17, 2011	By:	/s/ Richard J. Rinberg
Richard J. Rinberg
Chief Executive Officer